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                                                                  EXHIBIT 4.3.3


                                     FORM OF
                           STOCK OPTION EXERCISE FORM


J. B. Hunt Transport Services, Inc.
615 J. B. Hunt Corporate Drive
Lowell, Arkansas   72745
Attention:  Kirk Thompson


-----------------------
Date


Dear Sir:

The undersigned elects to exercise his or her Option to purchase ____________ shares of Common Stock of J. B. Hunt Transport Services, Inc. (the "Company") under and pursuant to Agreement dates _____________________.


Delivered herewith is consideration in a form permitted by the Plan and in the amount of $_____________ in payment of the Option price for ____________ shares of such stock, such consideration specifically being exercised through:
___________________________________.


The name or names to be on the stock certificate or certificates and the address and Social Security Number of such persons is as follows:

Name:
                  -------------------------------------------------------------

Address:
                  -------------------------------------------------------------

Social Security Number:
                           ----------------------------------------------------

The undersigned hereby represents and agrees that all of the Common Stock being purchased by him hereunder is being acquired for investment and that said stock will not be sold or transferred in a manner that will require a Registration Statement, without first complying with the Securities Act of 1933. The undersigned agrees to hold the Company harmless from, and shall reimburse the Company for, any damages or penalties, civil or criminal, which the Company may incur as a result of a breach of this warranty.


                                                  ----------------------------
                                                  Optionee